EXHIBIT 99.1

   Porter Bancorp Signs Agreement to Acquire Ohio County Bancshares

     Adds New Markets and Six Retail Locations in Central Kentucky


    LOUISVILLE & BEAVER DAM, Ky.--(BUSINESS WIRE)--June 18, 2007--Porter Bancorp, Inc. (NASDAQ: PBIB) and Ohio County Bancshares, Inc. announced today that they have signed a definitive agreement for the acquisition of Ohio County Bancshares by Porter. Ohio County Bancshares is the holding company for Kentucky Trust Bank, which operates six retail banking offices in three central Kentucky counties, including the Bowling Green and Owensboro markets. Headquartered in Beaver Dam, Kentucky, Kentucky Trust Bank has assets of approximately $120 million. The acquisition is valued at approximately $12 million and will be paid in a combination of cash and stock, of which between 50% and 60% will be payable in Porter Bancorp shares. The proposed acquisition is expected to close in the late third or early fourth quarter.

    "The proposed acquisition of Ohio County Bancshares adds new banking markets in Daviess, Ohio, and Warren Counties in central Kentucky," stated Maria L. Bouvette, President and CEO of Porter Bancorp, Inc. "These markets are contiguous to our existing markets in central Kentucky and extend our footprint.

    "Kentucky Trust operates two branches in Bowling Green, one of the fastest growing markets in the state. We expect to combine our recently launched loan production office in Bowling Green with the new branches to further leverage our presence in this market.

    "The addition of offices in Ohio and Daviess County are exciting expansion opportunities for PBI Bank and we look forward to becoming a part of these communities," continued Ms. Bouvette.

    "We expect the proposed acquisition to be accretive to earnings in the first year by leveraging our infrastructure to support the new branches.

    "We believe the addition of Kentucky Trust's branches will enhance our overall customer service in the contiguous nine county market in central Kentucky and follows our strategic plans that are focused on the faster growing markets on the I-65 corridor. Following the closing, we plan to re-brand the Kentucky Trust offices as PBI Bank."

    Patricia Barnes Wheeler, Chair and majority shareholder of Ohio County Bancshares stated, "We are pleased to join with the Porter Bancorp organization, with its reputation for customer service and its experience serving the financial needs of communities in Central Kentucky. We believe our customers will benefit from the broad range of financial products and services that PBI Bank can offer. In addition, the transaction will give our shareholders the opportunity to choose to receive cash, publicly traded Porter shares, or both."

    Sandler O'Neill and Partners, L.P. served as financial adviser to Porter Bancorp in connection with the proposed acquisition. Mercer Capital, Inc. served as financial adviser to Ohio County Bancshares.

    About Porter Bancorp, Inc.

    Porter Bancorp, Inc. is a bank holding company headquartered in Louisville, Kentucky. It is the seventh largest independent banking organization based on total assets domiciled in the Commonwealth of Kentucky, with $1.1 billion in assets as of March 31, 2007. Through Porter's subsidiary PBI Bank, it operates banking offices in Louisville and 14 other Kentucky communities located along central Kentucky's Interstate 65 corridor, which runs through Louisville and central Kentucky, and connects Chicago and Indianapolis to Nashville and Atlanta. Porter Bancorp's common stock is traded on the Nasdaq Global Market under the symbol "PBIB."

    Forward-Looking Statements

    Statements in this press release relating to Porter Bancorp's plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations. Porter Bancorp's actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the "Risk Factors" section of the Company's Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission.

    Other Information

    The foregoing may be deemed to be offering materials of Porter Bancorp in connection with Porter Bancorp's proposed acquisition of Ohio County Bancshares, on the terms and subject to the conditions in the Agreement and Plan of Merger, dated June 16, 2007, between Porter Bancorp and Ohio County Bancshares.

    Porter Bancorp and Ohio County Bancshares shareholders and other investors are urged to read the joint proxy statement/prospectus that will be included in the registration statement on Form S-4, which Porter Bancorp will file with the SEC in connection with the proposed merger, because it will contain important information about Porter Bancorp, Ohio County Bancshares, the merger, the persons soliciting proxies in the proposed merger and their interests in the proposed merger and related matters.

    The respective directors and executive officers of Porter Bancorp and Ohio County Bancshares and other persons may be deemed to be participants in the solicitation of proxies from Ohio County Bancshares shareholders with respect to the proposed transaction. Information regarding Porter Bancorp's directors and executive officers is available in its proxy statement filed with the SEC on April 18, 2007. Information regarding Ohio County Bancshares's directors and executive officers and other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

    This news release is not an offer to sell, or a solicitation of an offer to buy, shares of Porter Bancorp common stock, or the solicitation of any proxies from Ohio County Bancshares shareholders. After it is filed with the SEC, the proxy statement/prospectus will be available for free, both on the SEC Web site (www.sec.gov) and from Porter Bancorp by contacting C Bradford Harris, Executive Vice President and General Counsel, Porter Bancorp Corporation, 2500 Eastpoint Parkway, Louisville, Kentucky 40223. Telephone: (502) 499-4800.

    In addition to the proposed registration statement and proxy statement/prospectus, Porter Bancorp files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Porter Bancorp at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's other public reference rooms in New York and Chicago. Please call the SEC at 1 800 SEC 0330 for more information on the public reference rooms. Porter Bancorp SEC filings also are available to the public from commercial document retrieval services and at www.sec.gov.

    PBIB-F PBIB-G

    CONTACT: Porter Bancorp, Inc.
             Maria L. Bouvette, President and CEO, 502-499-4800